Exhibit 10.12

New York office: 24 West 40th Street, 8th Fl New York, NY, 10018 Tel: +1-646-350-0702 Fax: +1-646-843-9352	London office: 75 Wimpole Street London W1G 9RS Tel: +44 (0) 20 80040270 Fax: +44 (0) 20 3318 3004

Private & Confidential

Addressee Only

Ray Prudo

76 Wimpole Street

London W1G 9RT

21 September 2015

Dear Ray

Chairmanship of Akari Therapeutics, Plc

I am writing to you in view of the forthcoming completion of the share exchange agreement dated 10 July 2015 made between Celsus Therapeutics Plc (the “Company”) and RPC Pharma Limited (“RPC”), pursuant to which the Company will purchase all capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) from RPC, Volution’s sole shareholder, in exchange for ordinary shares of the Company, and the Company will be renamed Akari Therapeutics, Plc (“Completion”).

We are pleased to set out the basis on which the Company’s Board of Directors (the “Board”) offers to appoint you as Chairman and a director (“Director”) of the Company upon Completion, on and subject to the terms set out in this Letter.

Appointment and Status

Your appointment as Chairman and Director of the Company will take effect from, and be conditional upon, Completion (at which time it is envisaged that the Company will change its name to Akari Therapeutics, Plc). It is currently envisaged that Completion will occur on or around 16 September 2015 (and for the avoidance of doubt, if Completion does not take place by 31 December 2015, the terms of this Letter shall be null and void and shall have no effect).

Your appointment will be subject to the Company’s Articles of Association (the “Articles”) as amended from time to time, whether by the relationship agreement dated 10 July 2015 made between the Company and RPC (the “Relationship Agreement”) or otherwise. Copies of the Articles and Relationship Agreement are enclosed for your information.

We should also make it clear that these terms and conditions constitute a contract for services, and not a contract of employment. This role will supersede any current role you have with Volution and it is a condition of this offer that you resign from any current employment with Volution (conditional upon Completion) in a form acceptable to the Company if so requested. By accepting this offer, you also confirm that you are not subject to any restrictions that could prevent you from holding this office as Chairman and/or Director.

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Duties and Responsibilities

In your role as Chairman, subject to changes in prevailing corporate governance practice or future decisions by the Board, you will generally be expected to:

•	chair the Company’s Board meetings, and attend strategic meetings, general meetings and meetings of the Research & Development Committee (which includes setting the agenda for such meetings);

•	attend meetings of other Board Committees as appropriate;

•	set the Company’s strategic direction, working with the Board;

•	promote the highest standards of integrity, probity and corporate governance throughout the Company and its divisions, particularly at Board level;

•	ensure, in conjunction with the Chief Executive, that the Board receives accurate, timely and clear information;

•	contribute to effective communication with shareholders;

•	facilitate the effective contribution of the other non-executive directors and ensure constructive relations between executive and non-executive directors; and

•	work closely with the Chief Executive.

You may request all relevant information about the affairs of the Company and its subsidiaries that is reasonably necessary for you to effectively discharge your duties.

As a director, you will be required to act at all times in the best interests of the Company. In accordance with the Companies Act 2006 and any other applicable statute or stock exchange rule, you will also owe certain fiduciary duties to the Company, including (without limitation) duties to:

•	act within the powers conferred on you by the Company’s Articles and by law;

•	promote the success of the Company;

•	exercise independent judgement;

•	exercise reasonable care, skill and diligence;

•	not accept benefits from third parties; and

•	avoid conflicts of interest, and declare any interests in proposed transactions or arrangements, with the Company.

It is your responsibility to familiarise yourself with these duties and responsibilities. If you need clarification on any of these points, please let the Company’s General Counsel and/or Company Secretary know.

You should carry out these responsibilities in accordance with any prevailing law and regulation, including any applicable stock exchange listing requirements and/or corporate governance obligations. In particular, you will comply with the Company’s policies from time to time regarding the dealing of securities and conflicts of interest. Accordingly, you may not engage in any transactions in the Company’s securities without first notifying the Company’s General Counsel and/or Company Secretary and obtaining his/her prior written approval.

Term

You will initially hold office as a Class C Director for a three-year term, further to Article 19.2.3. Thereafter, you will be required to seek re-appointment on such basis as the Articles may set out from time to time. You should note that you have no right to be re-nominated by the Board.

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Notwithstanding the other terms of this Letter, your appointment as Chairman and Director may also be terminated by the Company with immediate effect (without being required to serve notice or make any payment in lieu of notice or other payment) should any of the events set out in Articles 25.1.2, 25.1.3, 25.1.4, 25.1.5 or 25.1.6 occur or if at any time you cease to be a Director.

On termination of your appointment (howsoever arising), you will not be entitled to any compensation for loss of office, and you will only be entitled to such fees as may have accrued to the date of termination (together with reimbursement in the normal way of expenses properly incurred before that date). You will also resign from your office as director of the Company (and any offices you may hold in any of the Company’s group companies) as the Board may direct.

Fees and Expenses

Your fee will be US$200,000 per annum. This shall accrue, and be payable, in equal monthly instalments, subject to deductions of income tax and National Insurance as required by law.

The Company will reimburse you for any reasonable expenses properly incurred in attending the Board and Committee meetings or otherwise on Company business, subject to your provision of receipts or such other documentation as the Company may reasonably require. The Company may also grant you other benefits commensurate with your position from time to time.

Notwithstanding anything contained herein or in any incentive compensation plan, program or arrangement sponsored by the Company, if any incentive or performance-based compensation is awarded to you, it shall be subject to reduction or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law or stock exchange rule.

Attendance

By accepting the appointment, you agree to commit sufficient time for the proper performance of your duties to the Company. This will include attendance at the meetings mentioned above, the AGM and other shareholder meetings, and other ad hoc Board and Committee meetings (as required), along with travelling time and generally sufficient time for you to prepare for meetings and to regularly update and refresh your skills and knowledge with regard to your role.

The nature of the role makes it impossible to be specific about the maximum time commitment that will be required by you, but it should average no more than 10 days per month at most. You may be required to devote additional time to the Company in respect of preparation time and any ad hoc matters that may arise, particularly when the Company is undergoing periods of increased activity. At certain times it may be necessary to convene additional Board, committee, shareholder or other meetings.

Outside Interests

During the term of your appointment, you should therefore obtain prior written authorisation from the Board before accepting any other directorships or business commitments that could affect the time you are able to devote to your role with the Company, impinge on the proper performance of your responsibilities, or give rise to a conflict of interest with the Company.

You have already disclosed the following commitments/positions to the Board:

•	Chairman, CIS Healthcare Ltd.
•	Chairman, The Doctors Laboratory Ltd.
•	Chairman, Varleigh Dx (UK) Ltd.

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If you become aware of any actual or potential conflicts of interest which affect or relate to the Company, whether in relation to these commitments/positions or otherwise, you should immediately inform the Company’s General Counsel and/or Company Secretary.

Confidentiality

In your capacity as Chairman and Director, you will become aware of confidential information about the business, affairs, plans and prospects of the Company and its subsidiaries. In common with all other directors, you owe a duty of confidentiality to the Company and its subsidiaries in respect of such information and, notwithstanding any other positions you may hold (whether as a director, adviser, employee, partner, investor, person connected with an investor or otherwise), no such information should be used, divulged or communicated to any person, firm or organisation other than in the proper performance of your duties or with the consent of the Board or as required by a court of competent jurisdiction. This duty of confidentiality will continue to apply after you have ceased to be a director.

I would also draw your attention to the various legal and regulatory requirements that apply to the disclosure of inside information and insider dealing, in particular Regulation FD and Rule 10b-5 under the Securities Exchange Act of 1934, as amended. You should avoid making any statements or carrying out any actions that might risk a breach of these requirements.

Liability

You will have the benefit of the indemnity contained within the Articles for certain liabilities you may incur in the performance of your duties as a director of the Company. The Company also maintains a directors’ and officers’ liability insurance policy in this regard.

You may take independent professional advice at the Company’s reasonable expense where necessary for the proper performance of your duties. In such cases you are encouraged to discuss the issue with one or more of your non-executive colleagues or the Company’s General Counsel and/or Company Secretary in advance, and should obtain pre-approval of any such costs.

Administrative Matters

In order to formalise your appointment, we will need certain information from you, so that your appointment can be notified to the NASDAQ Stock Market and Companies House in the UK. Accordingly, I enclose two copies of this Letter and various forms for you to complete and return to the Company if you wish to accept the appointment.

By signing this Letter, you also consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes, including the processing of sensitive personal data (as defined in the Data Protection Act 1998). You consent to the Company making such information available to any of its group companies, third parties who provide products and services to the Company (such as advisers and payroll administrators), regulatory authorities and any other organisations which may have a legitimate need to receive this information. You also consent to the transfer of such information outside the European Economic Area as necessary for the Company’s business interests and administration.

Governing Law

This Letter is governed by, and shall be construed in accordance with, the laws of England, and the parties agree to submit to the jurisdiction of the courts of England. It contains the entire agreement and understanding between the parties in relation to the matters set out herein, and replaces all previous negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) in this regard, which are hereby treated as terminated by mutual consent.

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I trust the above is all in order, but please don’t hesitate to contact me if you have any questions.

Yours sincerely

/s/ Gur Roshwalb

………………………………………………………

For and on behalf of Akari Therapeutics, Plc

I agree to the terms and conditions of my appointment as Chairman and director of Akari Therapeutics, Plc with effect from Completion on the basis set out above.

/s/ Ray Prudo	21/9/2015
Agreed by Ray Prudo	Date

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